EXHIBIT 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS FIRST QUARTER EARNINGS FROM
CONTINUING OPERATIONS OF $0.55 PER SHARE VS. FORECAST OF $0.50

COMPANY RAISES EPS GUIDANCE FOR FISCAL 2004

Bentonville, Arkansas (September 10, 2003) — America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the first fiscal quarter ended July 31, 2003. The Company’s results are segmented into continuing and discontinued operations.

Highlights of first quarter operating results (continuing operations):

☐	Revenue growth of 20% over the prior year quarter
☐	Income growth of 27% over the prior year quarter
☐	Diluted EPS growth of 28% over the prior year quarter
☐	Retail unit sales growth of 15% over the prior year quarter

For the three months ended July 31, 2003, revenues from continuing operations increased 20% to $43.3 million, compared with $36.1 million in the same period of the prior fiscal year. Income from continuing operations for the quarter increased 27% to $4.4 million, or $0.55 per diluted share, versus $3.4 million, or $0.43 per diluted share, in the same period last year. Retail unit sales increased 15% to 6,066 vehicles in the current quarter, compared to 5,273 vehicles in the same period last year.

“We are very pleased to report stronger than expected operating results this quarter, with revenue growth of 20% and income growth of 27% over the same period last year, as well as same store revenue growth this quarter of 16%,” commented T. J. (“Skip”) Falgout, III, Chief Executive Officer of America’s Car-Mart. “Along with our strong financial results, we added over $4.5 million in net finance receivable balances, and maintained our debt level at around $25.3 million. At July 31, 2003 our debt-to-equity ratio was .35 to 1 as compared to .39 to 1 at April 30, 2003, and debt as a percentage of finance receivable principal balances decreased to 21% at July 31 from 23% at April 30th.”

“We opened two new dealerships this quarter, in Longview and Tyler, Texas,” stated Hank Henderson, America’s Car-Mart’s President, “and these new locations are on track to become solid performers for us. We expect to open three more dealerships in Texas within the next three months, in Paris, Lufkin, and Nacogdoches, Texas. This will give us a total of nine dealerships in Texas, with the potential for many more excellent Texas locations in the future.”

Fiscal 2004 Earnings Guidance

The Company has adjusted its fiscal year 2004 earnings estimate from continuing operations to reflect higher than expected earnings in the first quarter and has reaffirmed its outlook for the remainder of the fiscal year. Accordingly, the Company projects that it will earn $2.06 per diluted share from continuing operations in FY2004 as follows:

		Diluted
Period	Period Ending	EPS

1st Quarter	7-31-03	$.55	(actual)
2nd Quarter	10-31-03	.48	(projected)
3rd Quarter	1-31-04	.47	(projected)
4th Quarter	4-30-04	.56	(projected)

Fiscal 2004	4-30-04	$2.06	(projected)

Conference Call

Management will be holding a conference call on Wednesday, September 10, 2003 at 11:00 a.m. Eastern time to discuss first quarter results. To participate, please dial 877-616-4479 (international callers dial 706-634-0640). Callers should dial in approximately 10 minutes before the call begins. The conference call can also be accessed on www.vcall.com.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687 or 706-645-9291, conference ID# 2606968.

About America’s Car-Mart

America’s Car-Mart operates 66 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts. There are many factors that affect management’s view about future earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, credit losses, gross margins, operating expenses and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

Contacts:	T.J. (“Skip”) Falgout, III, CEO, or Mark D. Slusser, CFO at (972)717-3423
or
J. Todd Atenhan or Valerie K. Kimball, Investor Relations at (888)917-5109

America’s Car-Mart, Inc.
Consolidated Results of Operations
(in thousands, except operating, period end and share data)

			% Change
				As a % of Sales
	Three Months Ended		2003	Three Months Ended
	July 31,		vs	July 31,
	2003	2002	2002	2003	2002

Operating Data:
Retail units sold	6,066	5,273	15.0%
Average number of stores in operation	65.7	57.7	13.9
Average retail units sold per store per month	30.8	30.5	1.0
Average retail sales price	$6,439	$6,213	3.6
Same store revenue growth	16.0%	14.5%
Period End Data:
Stores open	66	59	11.9%
Accounts 30 days or more past due	4.8%	4.4%
Revenues:
Sales	$40,320	$33,821	19.2%	100.0%	100.0%
Interest income	2,990	2,276	31.4	7.4	6.7

Total	43,310	36,097	20.0	107.4	106.7

Costs and expenses:
Cost of sales	20,936	17,750	17.9	51.9	52.5
Selling, general and administrative	7,307	6,555	11.5	18.1	19.4
Provision for credit losses	7,721	5,602	37.8	19.1	16.6
Interest expense	315	536	(41.2)	0.8	1.6
Depreciation and amortization	82	65	26.2	0.2	0.2

Total	36,361	30,508	19.2	90.2	90.2

Income from continuing operations before taxes	6,949	5,589	24.3	17.2	16.5
Provision for income taxes	2,570	2,152	19.4	6.4	6.4

Income from continuing operations	4,379	3,437	27.4	10.9	10.2

Discontinued operations:
Income from discontinued operations, net of taxes and minority interests	165	375
Loss on sale of discontinued operation, net of tax		(125)

Income from discontinued operations	165	250

Net income	$4,544	$3,687	23.2%

Basic earnings per share:
Continuing operations	$0.60	$0.49	21.7%
Discontinued operations	0.02	0.04

Total	$0.62	$0.53

Diluted earnings per share:
Continuing operations	$0.55	$0.43	27.9%
Discontinued operations	0.02	0.03

Total	$0.57	$0.46

Weighted average number of shares outstanding:
Basic	7,294,931	6,968,149
Diluted	7,909,500	7,937,008

America’s Car-Mart, Inc.
Consolidated Balance Sheet and Other Data

	July 31,	April 30,
	2003	2003

Cash and cash equivalents	$664,731	$783,786
Finance receivables, net	$95,956,189	$91,358,935
Total assets	$107,308,362	$101,840,582
Revolving credit facility	$25,286,735	$25,968,220
Stockholders’ equity	$71,820,630	$65,960,873
Shares outstanding	7,394,608	7,207,963
Book value per share	$9.71	$9.15
Stores open at period end	66	64

Finance receivables:
Principal balance	$117,737,655	$111,754,030
Allowance for credit losses	(21,781,466)	(20,395,095)

Finance receivables, net	$95,956,189	$91,358,935

Allowance as % of principal balance	18.50%	18.25%

Changes in allowance for credit losses:

	Three Months Ended
	July 31,

	2003	2002

Balance at beginning of year	$20,395,095	$17,042,609
Provision for credit losses	7,720,863	5,601,921
Net charge-offs	(6,334,492)	(4,408,880)

Balance at end of period	$21,781,466	$18,235,650